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            SOUTHERN UNION COMPANY AND SUBSIDIARIES

              COMPUTATION OF PER SHARE EARNINGS        Exhibit 11




                   Three Months      Six Months    Twelve Months
                      Ended            Ended          Ended
                   December 31,     December 31,   December 31,
                   1997    1996    1997    1996    1997    1996
                  ------- ------- ------- ------- ------- -------
                    (in thousands of dollars, except per share
                                      amounts)

Net earnings
 available for
 common stock...  $ 9,738 $ 9,661 $ 4,829 $ 4,256 $19,605 $21,947
                  ======= ======= ======= ======= ======= =======

Basic earnings
 per share:
  Average
   shares out-
   standing.....   17,993  17,903  17,985  17,895  17,970  17,888
                  ======= ======= ======= ======= ======= =======

  Basic earn-
   ings per
   share........  $   .54 $   .54 $   .27 $   .24 $  1.09 $  1.23
                  ======= ======= ======= ======= ======= =======

Diluted earnings
 per share:
  Average shares
   outstanding..   17,993  17,903  17,985  17,895  17,970  17,888
  Common stock
   equivalents..      733     727     713     712     707     685
                  ------- ------- ------- ------- ------- -------
  Average shares
   outstanding..   18,726  18,630  18,698  18,607  18,677  18,573
                  ======= ======= ======= ======= ======= =======

  Diluted earn-
   ings per
   share........  $   .52 $   .52 $   .26 $   .23 $  1.05 $  1.18

                  ======= ======= ======= ======= ======= =======

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Note:  All periods have been adjusted to reflect the five percent common stock dividend distributed on December 10, 1997.